VLOV Announces Details Regarding Invitations to the VLOV 2012 Spring/Summer Collection
at the Mercedes-Benz Fashion Week in New York City

XIAMEN, China, August 10, 2011 /PRNewswire-Asia/ -- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), VLOV, Inc., which designs, sources and markets VLOV-brand casual, fashion-forward apparel for men in the People's Republic of China, today announced that the Company’s shareholders are invited to attend VLOV’s 2012 Spring/Summer showing at the Mercedes-Benz Fashion Week in New York City.  The event takes place on September 12, 2011, at 3:00 p.m. in the Stage venue at Lincoln Center.

Mr. Qingqing “Richard” Wu, VLOV’s CEO and Chief Designer, stated, “As a China-based U.S.-listed company, we feel it is important for our shareholders to attend a VLOV fashion show and experience firsthand the excitement and passion surrounding our brand. While our fashion shows have historically been held in Beijing, we view our participation in the New York Fashion Week as an important initial step toward marketing our brand globally.”

Shareholders who are interested in attending the event should email their names, email addresses, telephone numbers and mailing address to fashionweek@vlov.net.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV-brand fashion-forward apparel for middle-class Chinese men. VLOV products are sold by distributors through multiple points of sale throughout China.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
VLOV, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@vlov.net